Exhibit 10.1

AMENDMENT OF
EMPLOYMENT AGREEMENT
WHEREAS, Everest Global Services, Inc. (the "Company") and Everest Reinsurance Holdings, Inc. ("Holdings") and Dominic J. Addesso ("Addesso") are Parties to an employment agreement made as of July 1, 2012 (the "Employment Agreement"); and
WHEREAS, the Parties to the Employment Agreement desire to amend certain provisions of that Agreement;
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Employment Agreement is hereby amended, effective as of December 4, 2015, by substituting the following:
(I)            for Section 3 of the Employment Agreement:
"3.	Term.
This Agreement shall commence as of July 1, 2012, and shall continue in effect up through and including December 31, 2018, unless sooner terminated in accordance with this Agreement or as may otherwise be agreed to by the parties."
(II)            for Section 4(d) of the Employment Agreement:
"4.            Compensation.
(d)  Executive Stock Based Incentive Plan.  The Executive shall be eligible to participate in and receive such equity incentive compensation as may be granted by the Compensation Committee from time to time pursuant to the Everest Re Group, Ltd. 2010 Stock Incentive Plan, as such plan may then be in effect and as it may be amended or superseded from time to time or any successor plan (the "Stock Plan"), with a target value of 300% of Executive's Base Salary as applicable to the fiscal year prior to the calendar year in which the Compensation Committee makes its determination to grant such a share award.  All awards to the Executive under the Stock Plan shall be determined by the Compensation Committee in its discretion.  Except as expressly set forth in this Agreement, all equity awards shall be subject to the terms of the Stock Plan.
With respect to all outstanding and unvested Performance Stock Unit Award Agreements granted to Executive, the following sections of each such agreement shall be deemed amended as follows:
'5.       Termination of Employment.  Except as otherwise provided in this Paragraph 5, if the Participant's Date of Termination occurs for any reason prior to the last day of the Restricted Period, all Covered Units shall be immediately forfeited.
Notwithstanding the foregoing:
(a)  If the Participant's Date of Termination occurs due to a Qualifying Termination prior to the last day of the Restricted Period, then the Participant shall remain eligible to receive shares for any Installments of Covered Units (to the extent not previously forfeited or settled) on or after such Qualifying Termination subject to the terms of this Agreement and subject to the Participant (for all Qualifying Terminations other than due to Retirement or death or Disability) signing and not revoking a general release and waiver of all claims against the Corporation.  If such release is not effective on or before the last day of the sixty-day period following the Date of Termination, the Participant shall immediately forfeit all of the Covered Units.
(b)  In the case of a Qualifying Termination that occurs to prior to a Change in Control (that is not a Vesting Change in Control) and that is not due to Retirement or death or Disability, the Participant shall immediately forfeit all Covered Units (to the extent not previously settled) in the event the Participant engages in any Competitive Activity or violates any non-compete or non-solicitation obligation contained in any other agreement to which Participant is a party.' "

(III)            for Section 6 of the Employment Agreement:
"6.	Termination of Employment
(d)	Termination without Cause or for Good Reason.
(v)	except for outstanding and unvested Performance Stock Unit Awards addressed in Section 4(d), all of Executive's then unvested restricted stock or restricted stock units granted to Executive will continue to vest and restrictions lapse in accordance with their respective terms over the 24 month period immediately following such termination date, conditioned on the Company receiving from Executive the release of claims referred to in Section 6(h) below;"
(IV)            at the end of Section 12 of the Employment Agreement:
"12.            Non-Competition Agreement
Notwithstanding anything herein to the contrary, (i) if the Group Board fails to nominate and recommend Executive for election as a member of the Board at any annual shareholders meeting following the expiration of the term of this Agreement or if Executive is not re-elected to the Board by the Group's shareholders at such meeting, then following such meeting the Executive shall be permitted to serve as a non-executive director of any Competitive Business and (ii) if the Group Board fails to recognize or accept Executive's notice of retirement upon the expiration of the term of this Agreement (other than on account of a termination of Executive's employment hereunder by the Company for Cause), which recognition or acceptance shall not be unreasonably withheld, the provisions of this Section 12 shall not apply to Executive following the Executive's termination or cessation of employment upon the expiration of the term of this Agreement.
To the extent Executive accepts an appointment as a non-executive director of an entity engaged in Competitive Business pursuant to subsection (i) above, Executive shall notify the Group Board of such acceptance and position and identify the entity."
2

Except as specifically amended hereby, the Employment Agreement is hereby ratified and confirmed in all respects and remains in full force and effect.  Whenever the Employment Agreement is referred to in this amendment to the Employment Agreement (this "Amendment") or in any other agreement, document or instrument, such reference shall be deemed to be to the Employment Agreement, as amended by this Amendment, whether or not specific reference is made to this Amendment.
This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  The execution of this Amendment may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.
3

IN WITNESS WHEREOF, the parties have executed this amendment to the Employment Agreement as of December 4, 2015.

EVEREST GLOBAL SERVICES, INC.		EVEREST REINSURANCE HOLDINGS, INC.

/S/ SANJOY MUKHERJEE		/S/ SANJOY MUKHERJEE
Sanjoy Mukherjee		Sanjoy Mukherjee
Executive Vice President		Executive Vice President

/S/ DOMINIC J. ADDESSO
Dominic J. Addesso

4